Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com
FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2012 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Full-year 2012 revenue increases 6.5 percent to $449.9 million;
2012 GAAP earnings per share (diluted) is $2.11;
Costs related to the pending merger with Nielsen reduced
fourth quarter and full year EPS by $0.18

Columbia MD, February 25, 2013 – Arbitron Inc. (NYSE: ARB) today announced results for the fourth quarter and full year ended December 31, 2012.

Computed in accordance with U.S. generally accepted accounting principles (GAAP), net income for the fourth quarter 2012 was $13.4 million, or $0.50 per share (diluted), compared with $14.1 million, or $0.51 per share (diluted) for the fourth quarter of 2011.

Net income in the fourth quarter 2012 was reduced by $5.2 million pre-tax—which is $0.18 per share (diluted)—due to consulting, legal, and other expenses related to the pending acquisition of Arbitron by Nielsen Holdings N.V.

Net income for the full year 2012 increased 6.8 percent to $56.9 million compared with $53.3 million in 2011. GAAP earnings per share (diluted) for the full year 2012 were $2.11 compared with $1.93 per share (diluted) in 2011.

Excluding expenses directly related to the pending acquisition, earnings per share (diluted) for the fourth quarter and full year 2012 would have been $0.68 and $2.29 respectively. Compared to 2011 earnings per share (diluted) excluding a $3.5 million non-operating impairment charge (or $0.07 per diluted share) taken in the fourth quarter of last year, pro-forma earnings per share (diluted) in 2012 increased 17.2 percent for the quarter and 14.5 percent for the year.

Additional Quarterly Financial Highlights
The Company reported revenue of $124.7 million during the fourth quarter of 2012, an increase of $4.6 million or 3.8 percent, compared to revenue of $120.1 million during the fourth quarter of 2011. Costs and expenses for the fourth quarter 2012 were $106.6 million, an increase of $7.1 million or 7.1 percent over costs and expenses of $99.5 million in the fourth quarter 2011. This increase was primarily due to expenses related to the pending acquisition by Nielsen, additional cost of revenue for the PPM service, and additional Scarborough royalties due to increased sales of those services.

Earnings before interest and income tax expense (EBIT) was $24.7 million in the fourth quarter of 2012, as compared to $23.8 million in the fourth quarter 2011. Excluding both the costs for the pending Nielsen transaction recorded in the fourth quarter 2012 and a non-operating impairment charge taken in the fourth quarter 2011, EBIT in the fourth quarter 2012 would have been $29.9 million, and EBIT in fourth quarter 2011 would have been $27.3 million.

The net EBIT investment for Arbitron Mobile and cross-platform combined was $2.5 million in the fourth quarter 2012 as compared to $4.0 million in the fourth quarter 2011.

Earnings before interest, income tax expense, depreciation and amortization (EBITDA) for the fourth quarter of 2012 was $32.5 million compared with EBITDA of $32.0 million for the fourth quarter of 2011.

Excluding both the costs for the pending Nielsen transaction recorded in the fourth quarter 2012 and the non-operating impairment charge taken in the fourth quarter 2011, EBITDA in the fourth quarter 2012 would have been $37.7 million, and EBITDA in the fourth quarter 2011 would have been $35.5 million.

Additional Full Year 2012 Financial Highlights
For the full-year ended December 31, 2012, revenue was $449.9 million, an increase of 6.5 percent or $27.5 million, as compared to revenue of $422.3 million in 2011.

Revenue in 2012 increased primarily due to growth in revenue for PPM-based ratings service, in part due to the nearly completed phase-in of contracted PPM price increases. Revenue in 2012 also grew due to an increase in Scarborough qualitative service revenue, an increase in Diary-based ratings service revenue, and an increase in revenue for the Arbitron Mobile service. The 2012 revenue growth was partially offset by a decrease in international equipment sales.

Revenue for cross-platform and Arbitron Mobile was $3.2 million compared to $1.5 million in the 2011.

Costs and expenses for the full year 2012 were $361.6 million, an increase of $24.4 million or 7.2 percent compared to costs of $337.2 million in 2011. Contributing to the increase in costs were: expenses related to the pending transaction with Nielsen; increases in PPM survey costs, including costs to maintain and improve panelist response rates; increased costs for address based sampling, in-person recruiting and cell-phone household recruiting; increased Scarborough royalty costs due to improved sales of the Scarborough service in 2012; and higher costs associated with Arbitron Mobile, which was acquired in July 2011. These increases were partially offset by a decrease in costs of goods sold for international equipment sales.

Earnings before interest and income tax expense (EBIT) for 2012 was $95.4 million, as compared to $88.9 million in 2011. The net EBIT investment for Arbitron Mobile and cross-platform combined was $13.4 million 2012 as compared to $9.2 million in 2011.

EBITDA for the full year 2012 was $126.2 million, an increase of 5.9 percent compared to $119.1 million in 2011. EBITDA margin for the full year 2012 was 28.0 percent, as compared to 28.2 percent in 2011. Excluding both the costs for the pending Nielsen transaction recorded in the fourth quarter 2012 and the non-operating impairment charge taken in the fourth quarter 2011, EBITDA in 2012 would have been $131.4 million and EBITDA in 2011 would have been $122.6 million with corresponding EBITDA margins of 29.2 percent and 29.0 percent respectively.

Management Comment on 2012 Results
Said Sean R. Creamer, President and Chief Executive Officer:

“In 2012, we maintained our focus on long-standing objectives: continued growth in our core revenue, improving margins while aggressively investing in the quality of our radio ratings services, and entry into new markets such as digital radio, cross-platform, and mobile.

“Over the past year, we were able to increase the number of PPM markets that are accredited by the Media Rating Council. Today, 18 PPM markets, including six of the top 10 radio markets, display the Council’s coveted doublecheck marks.

“Also in 2012, we enhanced the radio data that advertisers can use in their marketing mix models. We believe our enhanced data will improve the resulting measures of radio’s impact on sales and will help advertisers better appreciate the return on investment that radio can deliver on their marketing dollars.

“And importantly, we renewed contracts with a number of our top radio group clients, including Cumulus. This contract returned nearly 250 radio stations in more than 50 markets as subscribers to our diary-based radio ratings services.”

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter (PPM) and the PPM 360™, new technologies for media and marketing research.

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Portable People MeterTM, PPM® and PPM 360TM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “intends,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied by such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully operate our business without disruption due to the pending merger transaction with Nielsen Holdings N.V. (“Nielsen”);

•	obtain required stockholder and regulatory approvals and satisfy other conditions to closing of the merger with Nielsen and successfully complete the merger;

•	manage unexpected costs, liabilities, or delays in completing the merger with Nielsen;

•	successfully obtain and/or maintain Media Rating Council, Inc. (“MRC”) accreditation for our audience ratings services;

•	renew contracts with key customers;

•	collect, manage, and process the consumer information we utilize in our media marketing and information services in compliance with applicable data protection and privacy statutes, regulations, and other requirements;

•	successfully execute and maintain our cross platform and mobile measurement initiatives;

•	support our current and future services by designing, recruiting, and maintaining research samples that appropriately balance quality, size and, operational cost;

•	successfully develop, implement, and fund initiatives designed to enhance sample quality;

•	successfully manage costs associated with cell phone household recruitment, targeted in-person recruitment, and address-based sampling;

•	successfully maintain and promote industry usage of our media and marketing information services, a critical mass of broadcaster encoding, and the proper understanding of our services and methodologies in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	successfully manage the impact on our business of the current economic environment generally, and in the advertising market, including, without limitation, the insolvency of any of our customers or the impact of economic environment on our customers’ ability to fulfill their payment obligations to us;

•	successfully integrate acquired operations, including differing levels of management and internal control effectiveness at the acquired entity;

•	effectively respond to rapidly changing technologies by creating proprietary systems to support our research initiatives and by developing new services that meet marketplace demands in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	successfully develop and implement technology solutions to identify and report consumer use of new and existing forms of media content and delivery, and advertising in an increasingly competitive environment; and

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2012, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2012 and 2011
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,			%
	2012	2011	Change	Change
Revenue	$124,716	$120,141	$4,575	3.8%
Costs and expenses
Cost of revenue	67,443	64,289	3,154	4.9%
Selling, general and administrative	28,098	24,241	3,857	15.9%
Research and development	11,040	10,960	80	0.7%
Total costs and expenses	106,581	99,490	7,091	7.1%
Operating income	18,135	20,651	(2,516)	(12.2%)
Equity in net income of affiliate	6,545	6,624	(79)	(1.2%)
Impairment charge on investment	—	(3,477)	3,477	(100.0%)
Earnings before interest and income taxes (1)	24,680	23,798	882	3.7%
Interest income	21	7	14	200.0%
Interest expense	174	187	(13)	(7.0%)
Earnings before income taxes	24,527	23,618	909	3.8%
Income tax expense	11,153	9,509	1,644	17.3%
Net Income	13,374	14,109	(735)	(5.2%)
Income per weighted-average common share
Basic	$0.51	$0.52	$(0.01)	(1.9%)
Diluted	$0.50	$0.51	$(0.01)	(2.0%)
Weighted-average shares used in calculations
Basic	26,222	27,262	(1,040)	(3.8%)
Diluted	26,771	27,749	(978)	(3.5%)
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$32,478	$31,977	$501	1.6%
Non-cash share-based compensation	$2,409	$2,160	$249	11.5%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Full Year ended December 31, 2012 and 2011
(In thousands, except per share data)
(Unaudited)

	Full Year ended
	December 31,			%
	2012	2011	Change	Change
Revenue	$449,858	$422,310	$27,548	6.5%
Costs and expenses
Cost of revenue	231,936	220,381	11,555	5.2%
Selling, general and administrative	89,123	78,407	10,716	13.7%
Research and development	40,567	38,416	2,151	5.6%
Total costs and expenses	361,626	337,204	24,422	7.2%
Operating income	88,232	85,106	3,126	3.7%
Equity in net income of affiliate	7,216	7,255	(39)	(0.5%)
Impairment charge on investment	—	(3,477)	3,477	(100.0%)
Earnings before interest and income taxes (1)	95,448	88,884	6,564	7.4%
Interest income	67	27	40	148.1%
Interest expense	568	564	4	0.7%
Earnings before income taxes	94,947	88,347	6,600	7.5%
Income tax expense	38,016	35,056	2,960	8.4%
Net Income	56,931	53,291	3,640	6.8%
Income per weighted-average common share
Basic	$2.15	$1.96	$0.19	9.7%
Diluted	$2.11	$1.93	$0.18	9.3%
Weighted-average shares used in calculations
Basic	26,479	27,181	(702)	(2.6%)
Diluted	26,994	27,659	(665)	(2.4%)
Dividends per common share	$0.40	$0.40	—	—
Other data:
EBITDA (1)	$126,182	$119,139	$7,043	5.9%
Non-cash share-based compensation	$9,188	$8,020	$1,168	14.6%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months and Full Year ended December 31, 2012 and 2011
(In thousands)
(Unaudited)

	Three Months Ended		Full year ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income	$13,374	$14,109	$56,931	$53,291
Income tax expense	11,153	9,509	38,016	35,056
Net interest expense	153	180	501	537
EBIT (2)	$24,680	$23,798	$95,448	$88,884
Depreciation and amortization	7,798	8,179	30,734	30,255
EBITDA (2)	$32,478	$31,977	$126,182	$119,139
EBIT Margin (2)	19.8%	19.8%	21.2%	21.0%
EBITDA Margin (2)	26.0%	26.6%	28.0%	28.2%

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. EBIT margin and EBITDA margin are calculated as a percentage of revenue.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2012 and 2011
(In thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$66,469	$19,715
Trade receivables	59,185	62,886
Property and equipment, net	61,669	70,651
Goodwill, net	45,540	45,430
Other assets	36,229	40,286
Total assets	$269,092	$238,968
Liabilities and Stockholders’ Equity:
Deferred revenue	$38,497	$37,080
Other liabilities	77,186	75,072
Stockholders’ equity	153,409	126,816
Total liabilities and stockholders’ equity	$269,092	$238,968

Note: The December 31, 2011, Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2011.